Exhibit 99.1

NEWS RELEASE

Chatham Lodging Trust Refinances Unsecured Credit Facility, Adds Term Loan

Incremental Capacity Enhances Balance Sheet; Maturity Extended to 2027

WEST PALM BEACH, Fla., November 1, 2022 — Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium branded, select-service hotels, today announced that it successfully refinanced its senior unsecured revolving credit facility and issued a new unsecured term loan.

The $215 million unsecured revolving credit facility and $90 million term loan replace Chatham’s previous $250 million senior unsecured credit facility that was scheduled to mature in 2023. Inclusive of extension options, the revolving credit facility and term loan mature in October 2027. Chatham has up to six months to borrow funds under the unsecured term loan and intends to fully draw the $90 million within that time frame to repay maturing secured debt.

The facilities will bear interest pursuant to a leveraged based pricing grid over the applicable adjusted term SOFR ranging from 1.5 to 2.25 percent for the revolving credit facility and 1.45 to 2.2 percent for the term loan. Chatham can increase capacity in the future by up to $145 million through an accordion feature. There are currently no outstanding borrowings on the unsecured credit facility or term loan.

“Our balance sheet is in fantastic shape, the strongest it has been in the last decade, and our ability to raise incremental proceeds during a tumultuous time in the credit markets is a testament to our financial condition,” highlighted Dennis Craven, Chatham’s chief operating officer. “We are in excellent shape after reducing our net debt by approximately 40 percent since the start of the pandemic, by far the most of any lodging REIT, through a series of value enhancing transactions. We are in great position to generate incremental cash flow and create more value for our shareholders.”

Barclays Bank PLC, Capital One, National Association, Regions Capital Markets and Wells Fargo Securities, LLC, acted as joint lead arrangers and joint bookrunners for the revolving credit facility with Bank of America N.A also participating as a lender.

Regions Capital Markets and Capital One, National Association acted as joint lead arrangers and joint bookrunners for the term loan with Stifel Bank and Trust also participating as a lender.

“We greatly appreciate the collaborative efforts of our participating lenders who worked with us to successfully execute these two new facilities, further solidifying our financial position for the next five years,” stated Jeremy Wegner, Chatham’s chief financial officer. “We have very manageable maturities aggregating $112 million in 2023. We have full availability under both facilities and have encumbrances on only 15 of our 39 hotels, which provides us flexibility to appropriately address our maturities and capacity to acquire assets at the right time.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns 39 hotels totaling 5,914 rooms/suites in 16 states and the District of Columbia. Additional information about Chatham may be found at chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.

Company:
Chatham Lodging Trust
Dennis Craven, 561-227-1386
dcraven@cl-trust.com